Exhibit 11
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WSMP, INC. AND SUBSIDIARIES
                           ----------------------------------------------------

      Computation of Earnings (Loss) Per Common and Common Equivalent Share

                                               Three Months Ended             Six Months Ended
                                         -----------------------------   ---------------------------
                                           August 11,      August 12,     August 11,    August 12,
                                              1995           1994            1995          1994
                                           ----------      -----------    ----------    -----------
Earnings (loss) computations:
   Net earnings (loss)                   $  (363,888)     $  206,000     $ (356,229)    $  567,000
                                         ============     ============   ===========    ===========

Weighted average shares computation:
  Actual outstanding shares at
    beginning of period                    2,710,338       2,666,861      2,660,338      2,666,861
  Add (deduct) weighted average
    shares applicable to:
      Common stock issued                                                    38,876
      Common stock options
        outstanding                                          162,598                       167,774

                                         ------------     ------------   -----------    -----------
 Weighted average shares as
     adjusted                              2,710,338       2,829,459      2,699,214      2,834,635
                                         ============     ============   ===========    ===========


Earnings (loss) per common and
  common equivalent share                   $(.13)           $ .07        $  (.13)          $ .20
                                         ============      ===========   ===========    ===========
